FORM 10f-3

                      THE BLACKROCK FUNDS

                  Record of Securities Purchased
              Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  Managed Account Series:
High Income Portfolio (BATS-HINC), BlackRock High
Yield Trust (BHY), BlackRock High Income Fund (BR-
HIINC), BlackRock High Yield Bond Portfolio (BR-
HIYLD), BlackRock High Income Portfolio (Ins - Series)
(BVA-HI), BlackRock High Income V.I. Fund (Ins - Var
Ser) (BVA-HY), BlackRock Corporate High Yield Fund,
Inc. (COY), BlackRock Corporate High Yield Fund III,
Inc. (CYE), BlackRock High Income Shares (HIS),
BlackRock Corporate High Yield Fund VI, Inc. (HYT),
BlackRock Corporate High Yield Fund V, Inc.(HYV), MIST
BlackRock High Yield Portfolio ( MIST-HY)

2.	Issuer:  First Data Corporation

3.	Date of Purchase:  10/16/07

4.	Underwriter from whom purchased:  Citigroup Global
Markets Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

6.	Aggregate principal amount of purchased (out of total
offering):   $49,180,000 out of $2,200,000,000

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): $100,000,000 out of
$2,200,000,000

8.	Purchase price (net of fees and expenses):  94.796

9.	Date offering commenced:  10/16/07

10.	Offering price at end of first day on which any sales
were made:95.50.

11.	Have the following conditions been satisfied:

                                                	Yes	No
      a.   The securities are part of an issue registered
           under the Securities Act of 1933, as amended, 3
           which is being offered to the public, or are
           Eligible Municipal Securities, or are securities
           sold in an Eligible Foreign Offering or are
           securities sold in an Eligible Rule 144A
		Offering or part of an issue of government
            securities.						_X__	___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.		   _X__    ___

	c.	The underwriting was a firm commitment
		underwriting.                         _X__     ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.
	                                            _X__    ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).
	                                            _X__    ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					  _X__    ___


Approved:  Derek   Schoenhofen
Date:      12/05/07